Exhibit 10.11

PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED BECAUSE IT IS NOT MATERIAL AND OF A TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH REDACTED PORTIONS ARE INDICATED WITH “[***].”

EMPLOYMENT AGREEMENT

This Employment Agreement, along with the attached Schedule A, which is incorporated by reference and forms a part of this Employment Agreement (collectively, the “Agreement”), is made as of the date executed by Michael Tavolacci (the “Employee”) and Go Green Global Technologies Corp., a Nevada corporation (the “Company”). The Company and Employee are sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1)	Employment.

a)	Effective Date. This Agreement shall take effect on the date set out in Schedule A (the “Effective Date”) in accordance with the provision of Schedule A. Employee’s employment hereunder shall commence on the Effective Date and shall continue until separation from employment, which separation shall be governed by the provisions of Section 4 of this Agreement so long as it remains in force.

b)	Term. This Agreement shall be in force for a term of three (3) years, during which the employment of the Employee may only be terminated by either Party as expressly provided in Section 4 of this Agreement (the “Initial Term”). This Agreement shall be automatically renewed for an additional three (3) year term beyond the Initial Term unless either Party provides written notice of their intent not to renew not less than thirty (30) days prior to the expiration of the Term (the “Subsequent Term”). The parties shall have the option to extend the term of this Agreement for an additional three (3) year term beyond the Subsequent Term (the “Third Term”) if agreed to in a writing signed by the parties.

c)	Position. The Company hereby agrees to employ the Employee, and the Employee agrees to serve the Company, in accordance with the terms of this Agreement in the position shown in Schedule A hereto with the Company (the “Position”).

d)	Duties. Commencing on the Effective Date, the Employee shall perform the principal duties set out in Schedule A hereto, together with such other duties as the Company may assign from time to time.

e)	Reporting. The Employee shall report to and be directly responsible to the person or entity set out in Schedule A or such other person or entity as the Company may designate from time to time in writing.

f)	Full Attention and Effort and Other Activities. The Employee hereby agrees to devote full time, abilities, and energy to the faithful performance of the duties of the Position and to the promotion of the business and affairs of the Company. The Employee agrees not to engage in any other employment or business activity while employed by the Company without the prior written consent of the Board of Directors of the Company (the “Board”), except that the Employee shall be entitled to continue with any current such activity described in Schedule A (the “Other Activities”), if any.

The Employee further agrees not to hold a beneficial interest in, directly or indirectly, any other business substantially similar to the Company’s business or to serve as an officer or director of any other entity without the prior written consent of the Board of Directors, not to be unreasonably withheld. Such restriction shall not apply to:

i)	Holding less than 3% of the common stock of any publicly listed Company;

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ii)	Shareholdings in and offices or directorships in companies beneficially owned exclusively by the Employee or any member of the Employee’s family; or

iii)	Those investments, directorships and offices set out in Schedule A (collectively “Disclosed Investments and Offices”).

g)	Former Employment, No Conflict. The Employee represents and warrants that the execution and delivery by them of this Agreement, their employment by the Company, and their performance of duties under this Agreement will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship, or any other contractual obligations.

h)	Location of Performance of Work. The Employee shall work primarily from their personal office but will be required to travel to the location shown in Schedule A as necessary. The Employee will also be expected to regularly travel to, and perform the duties at, such other locations as may be determined by Company from time to time.

2)	Compensation.

a)	Compensation. The Company agrees to pay the Employee in the amount and in the manner specified on Schedule A (“Compensation”), which Compensation term cannot be modified during the Initial Term of this Agreement absent express written modification of this Agreement by both parties executed with the same formalities as this Agreement. Following the Initial Term of this Agreement, the Company’s Board of Directors will review the Compensation on a semi-annual basis.

b)	Benefits. The Employee shall be entitled to participate in all Employee benefit programs offered to the Company’s senior managers from time to time (the “Benefits”), including, without limiting the generality of the foregoing, those summarized in Schedule A. All insured benefits are subject to the terms and conditions of the applicable policies. The Employee agrees that the Company may substitute or modify the Benefits or their terms and conditions without notice.

c)	Bonus. The Employee shall earn the bonuses upon the occurrence of the triggering events outlined in Schedule A (collectively, the “Bonuses”). Such Bonuses shall be payable within thirty (30) days of the applicable triggering event occurring. The Board of Directors is solely responsible for notifying the Employee of any dispute as to the timing or amount of the bonus, or as to the Employee’s eligibility for said Bonuses, within ten (10) days of the occurrence of the triggering event (the “Dispute Notification Period”). After said ten (10) day, any dispute as to the Bonuses in question by the Board of Directors is waived. In the event the Employee gives or receives notice of termination of employment, all entitlement to receive any further Bonuses shall cease, except for Bonuses payable in accordance with Section 3)e).

d)	Equity Grants. The Employee shall receive the initial equity grant set out in Schedule A. The Employee will be eligible for such further grants of shares or equity options in such amounts and on such terms as the Board of Directors determines from time to time in its sole discretion. All grants are subject to the terms of the Company’s equity incentive plan (the “Equity Incentive Plan”) and any applicable equity agreement, except to the extent otherwise provided in this Agreement. The Company shall prepare and deliver to the Employee a copy of the Employee Equity Plan and the draft of any equity agreement or other agreement prior to the Effective Date.

e)	Vacation. The Employee shall be entitled to take vacation during each calendar year at such time or times as shall be agreed between the Employee and the Company, for the number of weeks specified in Schedule A, pro-rated for part years.

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f)	Expenses. The Employee shall be reimbursed by the Company for all out-of-pocket expenses actually, necessarily, and properly incurred by the Employee in the discharge of duties for the Company. The Employee agrees that such reimbursements shall be due only after the Employee has rendered an itemized expense account, together with receipts where applicable, showing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company.

g)	Statutory Deductions and Taxes. The Company will be entitled to withhold from any compensation, benefits or amounts payable under this Agreement all applicable federal or provincial taxes and other statutory deductions as may be required from time to time pursuant to any law or governmental regulation or ruling.

h)	Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Employee pursuant to this Agreement or any other agreement or arrangement with Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement.

3)	Additional Obligations of the Employee.

a)	Non-Competition. During the Employee’s employment with the Company under this Agreement and for a period of twelve (12) months following the cessation of the Employee’s employment for any reason, the Employee shall not, without the written consent of the Company, directly or indirectly:

i)	Have any significant interest in; or

ii)	Act as an officer, director, agent, consultant or Employee of any person, firm, partnership, corporation, or other entity that is operating a business that is substantially the same as the Business, other than as set out in Section 1(e), above.

Employee acknowledges and agrees that because of the national scope of the Company’s business, this restriction shall be nationwide during the twelve (12) month non-compete period.

b)	Non-Solicitation. During the Employee’s employment with the Company under this Agreement and for a period of twelve (12) months following the separation of employment for any reason, the Employee shall not, without the written consent of the Company, directly or indirectly:

i)	Solicit, entice, or persuade, or attempt to solicit, entice, or persuade any customer, client, developer, supplier, contractor, consultant, distributor, or any other business entities with which the Company conducts or has attempted to conduct business within the 12 months preceding the Employee’s separation from employment, with whom the Employee had significant interaction in the course of his work for the Company; nor

ii)	Solicit or entice, or attempt to solicit or entice, any of the Employees, consultants, or contractors of the Company to enter into the employment or service with any other person, firm or employer or hire or engage Employees, consultants or contractors of the Company.

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c)	Confidentiality. The Employee will not, at any time, or in any manner, during the term of this Agreement, divulge any of the confidential information or secrets of the Company, including, without limitation, matters or subjects concerning corporate assets, cost and pricing data, customer listing, financial reports, formulae, inventions, know how, marketing strategies, products or devices, profit plans, research and development projects and findings, computer programs, suppliers, and trade secrets, whether in the form of records, files, correspondence, notes, data, information, or any other form, including copies or excerpts thereof (collectively, the “Confidential Information”) to any person or persons, without the previous consent in writing of the Board of Directors, except as reasonably necessary to perform the Employee’s duties under this Agreement or as may be required by a court, applicable laws and regulations and the policies of any stock exchange on which the Company’s shares are then listed. During the term of this Agreement and thereafter, the Employee shall not use or attempt to use any Confidential Information which the Employee may acquire in the course of performing the Employee’s duties under this Agreement for the Employee’s own benefit or that of any other person, directly or indirectly. The parties agree that the obligations under this section do not apply to information that, other than by reason of a breach of this section, (i) is or becomes part of the public domain, (ii) is or was known by the Employee other than in the capacity as an Employee, director or officer of the Company or its Affiliates (the onus of proving which lies with the Employee) or (iii) was rightfully received by the Employee other than in the capacity as an Employee, director or officer of the Company or its Affiliates from a third party without any obligation of confidentiality. For greater certainty, this obligation shall apply to Confidential Information acquired by the Employee prior to the Effective Date.

d)	Business Opportunities, Inventions etc. The Employee agrees to communicate as soon as reasonably possible to the Company all business opportunities of which the Employee has knowledge by reason of the Employee’s role as director, officer, or Employee of the Company or otherwise in the course of the Company’s business (including its Affiliates). The Employee further agrees to deliver and assign ownership to the Company of all business opportunities, inventions, copyrightable works and improvements in the nature of the business of the Company which, in the course of the performance of duties hereunder, the Employee may conceive, make or discover, become aware directly or indirectly or have presented to the Employee and such business opportunities, inventions, and improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payment for the same.

e)	Intellectual Property. All title, right and interest in any works, plans, designs, materials, documentation, code, programs, software, or other tangible or intangible product, and any Intellectual Property Rights or other rights therein, created, developed or acquired by the Employee in the performance of this Agreement (collectively, the “Work Product”) shall immediately upon creation, development or acquisition vest in the Company, as the case may be, and any Work Product that does not so vest shall be deemed to be transferred and assigned to the Company or to one or more of its affiliates, as the case may be, without further compensation. Upon request at any time by the Company, the Employee shall return and deliver to the Company all Work Product in the Employee’s possession or control. The Employee hereby waives as against any person any and all moral rights he may have in the Work Product, such moral rights including the right to restrain or claim damages for any distortion, mutilation, or other modification of the works or any part thereof whatsoever, and to restrain use or reproduction of the works in any context, or in connection with any product or service. The Employee shall cooperate fully with the Company, its successors, or its assigns with respect to signing further documents and doing such acts and other things reasonably requested by the Company, its successors, or its assigns to confirm or evidence ownership of the Work Product or the waiver of moral rights therein, or to obtain, register, or enforce any right in respect of the Work Product. The Company, its successors, or its assigns, as applicable, shall be responsible for any out-of-pocket expenses of the Employee complying with the obligations under this Section 3.

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f)	Company’s Rights and Remedies. If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of Section 3 hereof, the Company shall have the following rights and remedies:

i)	The right to have the provisions of this Agreement specifically enforced by any court of competent jurisdiction, it being acknowledged that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages shall not provide an adequate remedy to the Company.

ii)	The right to recover from the Employee all money damages, direct, consequential, or incidental, suffered by the Company as a result of any action constituting a breach of any of the provisions of Section 3.

iii)	Each of the rights and remedies enumerated above shall be independent of the other and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

g)	Acknowledgment by Employee. Employee acknowledges and confirms that: (i) the restrictive covenants contained in this Section 3 are reasonably necessary to protect the legitimate business interests of Company; (ii) the restrictions contained in this Section 3 (including, without limitation, the length of the term of the provisions of this Section 3) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind; and (iii) Employee’s entry into this Agreement and, specifically this Section 3, is a material inducement and required condition to Company’s entry into this Agreement.

h)	Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 3 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

4)	Separation from Employment.

a)	Termination for Cause. The Company may at any time terminate the engagement of the Employee and this Agreement for Just Cause as defined herein in Section 4(f); and during the Initial Term of this Agreement, the Company may only terminate the engagement of the Employee and this Agreement for Just Cause. In the event of a termination for Just Cause at any time during any term of this Agreement, the Employee shall not be entitled to any compensation or notice but shall be entitled to receive Final Wages earned up to and including the last day of employment.

b)	At-Will Employment Following the Initial Term. During the Initial Term of this Agreement, Employee may only be terminated by the Company for Just Cause (as defined herein) pursuant to Section 4(f) of this Agreement. Following the expiration of the Initial Term, Employee’s employment with Company is “at-will” and can be terminated by Employee or by Company at any time, and for any or no reason or cause, and any separation shall be consistent with the provisions of Section 4 of this Agreement.

a)	Resignation by the Employee During the Initial Term. During the Initial Term, the Employee may resign from his employment by giving the Company sixty (60) days’ written notice (the end date of which is the “Resignation Effective Date”), in which event the Employee shall not be entitled to any severance payment but shall be entitled to receive all Compensation earned to the date of cessation of employment, together with any outstanding earned but untaken vacation pay, reimbursement of any final expenses, and any Bonus for which the triggering event has occurred at any time on or before the last day of the Employee’s employment (collectively, the “Final Wages”). The Company may, at its option, terminate the Employee’s employment prior to the end of such Resignation Effective Date, in which case, the Company shall only be liable to pay to the Employee the Compensation and applicable vacation pay on regular paydays through to the Resignation Effective Date, to continue Benefits other than coverages which cannot be extended to former Employees over such period, and to pay any Bonus for which the triggering event has occurred at any time on or before the Resignation Effective Date.

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Notwithstanding any other plan or agreement, on such resignation, vesting of any equity shares by the Employee will continue to the end of the Resignation Effective Date, at which time all further vesting shall cease and any unvested grants shall be cancelled.; and

Equity vested, if any, as of the Resignation Effective Date shall remain open for exercise for one (1) year from the Resignation Effective Date.

b)	Termination Without Cause and Resignation for Good Cause. The Company may terminate the employment of the Employee without just cause at any time after the expiration of the Initial Term by providing notice in writing stating the last day of employment (the “Termination Date”). The Employee may terminate this Agreement and the Employee’s employment on two (2) weeks’ notice (the end of such notice also being the “Termination Date”) for Good Cause (as defined below), in which case the Company shall be obligated to provide the Employee with the compensation set out below (the “Severance”). The unconditional lump sum portions of the Severance shall be payable on the Company’s next scheduled payday following the Termination Date. The Severance shall consist of the following:

i)	The Final Wages;

ii)	An additional lump sum payable in cash or equity as set out in Schedule A (the “Severance Payment”);

iii)	In the event that one or more of the Performance Bonus targets set out in Schedule A are achieved as of the Termination Date, 100% of the applicable Performance Bonus amount;

iv)	The Company shall continue at its cost the Benefits then in effect for the Employee, other than disability insurance and other coverages which cannot be extended to former Employees, as required by law or until the Employee obtains alternate coverage (of which prompt written notice must be given to the Company). In the event the Company is unable to continue any Benefit as required above, it shall pay the Employee an amount in lieu equal to the cost to the Company of such Benefit; and

v)	Notwithstanding any other plan or agreement, vesting of any equity granted to the Employee will continue to the Termination Date at which time all further vesting shall cease, and vesting of any unvested equity grants shall be cancelled.

c)	Termination After a Change of Control. In lieu of the Severance and rights under Section 4(b) above, in the event:

i)	The Employee elects to resign for “Good Cause” (as defined below) with two (2) weeks’ advance written notice; or

ii)	The Company terminates the Employee’s employment without Just Cause (as defined herein), within twelve (12) months after a Change of Control, then, on the seventh (7th) business day following the earlier of the last day of the specified notice of resignation or termination and the date the Employee actually ceases supplying services to the Company (the “COC Termination Date”), the Company shall provide the Employee with compensation set out below (the “COC Severance”). The Employee agrees to accept the Severance or COC Severance, as applicable, in full satisfaction of any and all claims the Employee has or may have against the Company arising out of such termination, including under applicable employment standards legislation and entitlement to reasonable notice under common law. The Employee agrees to sign and deliver a full and final release of the Company of all such claims arising upon such termination in return for payment of the lump sum components of the Severance or COC Severance in excess of employment standards minimum payments. The unconditional lump sum portions of the COC Severance shall be payable within seven (7) business days following the COC Termination Date. The COC Severance shall consist of the following:

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(1)	The Final Wages;

(2)	An additional lump sum amount payable in cash or equity as set out in Schedule A (the “COC Severance Payment”);

(3)	In the event that one or more of the Performance Bonus targets set out in Schedule A are achieved as of the COC Termination Date, 100% of the applicable Performance Bonus amount;

(4)	The Company shall continue at its cost the Benefits then in effect for the Employee, other than disability insurance and other coverages which cannot be extended to former Employees, as required by law or until the Employee obtains alternate coverage (of which prompt written notice must be given to the Company). In the event the Company is unable to continue any Benefit as required above, it shall pay the Employee an amount in lieu equal to the cost to the Company of such Benefit; and

(5)	Not withstanding any other plan or agreement, vesting of any equity granted to the Employee will be automatically accelerated upon a Change of Control, resulting in the immediate vesting of all shares previously granted to the Employee, including but not limited to the shares listed in Schedule A.

d)	Change of Control Defined. For all purposes of this Agreement, “Change of Control” means:

i)	The acquisition, beneficially, directly or indirectly, by any person or group of persons acting jointly or in concert, within the meaning of Multilateral Instrument 62-104, Takeover Bids and Issuer Bids (or any successor instrument thereto), of common shares of the Company which, when added to all other ownership interest of the Company at the time held beneficially, directly or indirectly by such person or persons acting jointly or in concert, totals for the first time more than 50% of the outstanding common shares of the Company; or

ii)	The removal, by extraordinary resolution of the owners of the Company, of more than 51% of the then incumbent Board of Directors of the Company, or the election of a majority of Board of Directors of the Company who were not nominees of the Company’s incumbent board at the time immediately preceding such election; or

iii)	The consummation of a sale of all or substantially all of the assets of the Company, or the consummation of a reorganization, merger or other transaction which has substantially the same effect; or

iv)	A merger, consolidation, plan of arrangement or reorganization of the Company that results in the beneficial, direct, or indirect transfer of more than 50% of the total voting power of the resulting entity’s outstanding securities to a person, or group of persons acting jointly and in concert, who are different from the person that have, beneficially, directly or indirectly, more than 50% of the total voting power prior to such transaction.

e)	Good Cause Defined. As used herein, “Good Cause” means the occurrence of one of the following events without the Employee’s written consent:

i)	Upon the material breach of any material term of this Agreement by the Company if such breach or default has not been remedied to the reasonable satisfaction of the Employee within sixty (60) days after written notice of the breach of default has been delivered by the Employee to the Company: or

ii)	A material reduction in the Employee’s responsibilities, title, or reporting, except as a result of the Employee’s disability if such material reduction in responsibilities, title, or reporting has not been remedied to the reasonable satisfaction of the Employee within sixty (60) days after written notice of the material reduction has been delivered by the Employee to the Company; or

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iii)	Any material reduction by the Company in the Employee’s then-current Compensation if such material reduction in Compensation has not been remedied to the reasonable satisfaction of the Employee within sixty (60) days after written notice of the material reduction has been delivered by the Employee to the Company; or

iv)	Relocation of the Employee’s principal office location more than 100 miles if such relocation has not been remedied to the reasonable satisfaction of the Employee within sixty (60) days after written notice of the relocation has been delivered by the Employee to the Company.

f)	Just Cause Defined. As used herein, “Just Cause” means the occurrence of one of the following events without the Employer’s written consent or knowing and voluntary waiver of rights under this section:

i)	Any material act or omission by Employee that constitutes theft, embezzlement, or misappropriation of funds, intellectual property, or the Company’s proprietary rights or information in the performance of Employee’s duties for the Company;

ii)	Conduct on the part of Employee which constitutes the breach of any statutory or common law duty of loyalty owed to the Company; or

iii)	Any illegal act by Employee which materially and adversely affects the business of the Company or any felony committed by the Employee, as evidenced by conviction thereof, provided that Company may suspend Employee with pay while any allegation of such illegal or felonious act is investigated.

Termination with Just Cause will not be effective until the Company provides thirty (30) provides days’ written notice of the grounds for termination to provide the Employee an opportunity to cure the deficiency if possible; and termination will not be affected if such deficiency is cured provided, however, if such deficiency thereafter recurs, further notice need not be given.

g)	Death or Incapacity. In the event of the Employee’s death, or if the Employee is unable to perform substantially all of Employee’s employment duties for a period of six (6) months or more or for periods collectively exceeding six (6) months in any twelve (12) month period, the Company may, at its option, terminate this Agreement without cause and without advance notice or compensation. The Employee shall also remain eligible for any disability benefits for which Employee may qualify. The Employee acknowledges that the foregoing represents reasonable accommodation by the Company of any disability causing such incapacity in view of Employee’s critical role with the Company.

h)	No Mitigation. The Employee shall not be required to mitigate the amount of any payments provided for under any paragraph of this Section 3)e) by seeking other engagement or otherwise, nor shall the amount of any payment provided for in this section be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination, or otherwise.

i)	Return of Property. On the separation from employment for any reason, the Employee agrees to return to the Company all property and information of the Company, including Confidential Information, which is in the Employee’s possession or control, at the sole expense of the Company, following the Company’s provision of shipping account information or other reasonable method of transmission. The Company alone is responsible for ensuring delivery of said property and information once the property and information is in the hands of a shipper or delivery service. Notwithstanding the foregoing,if such materials are in electronic form on non-removable media, the Employee will transmit a copy thereof to the Company and thereafter delete all Confidential Information from all personal electronic devices using commercially reasonable means, at the Company’s sole expense, using the Company’s preferred vendor for such deletion, and the Company alone is responsible for any risk of loss created by the vendor or its processes.

j)	Right to Deduct. The Company shall have the right to offset any money properly due by the Employee to the Company against any amounts payable by the Company to the Employee under this Agreement.

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5)	Successors and Assigns.

a)	Successors. This Agreement shall enure to the benefit of, and be binding upon and shall be enforceable by, the Company and the successors and assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume liability, jointly and severally with the Company, for the performance by the Company of its obligations under this Agreement and the Company shall cause any successor to execute and deliver all such documents necessary to give effect to the foregoing. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and in addition to all other remedies available to the Employee, the Employee shall be entitled to deliver a notice of resignation under Section 4(d) at any time within the twelve (12) month period following such succession and to receive the payments and to exercise the rights in such section accordingly.

b)	Assignment. The Company may not assign this Agreement without the Employee’s prior written consent. Notwithstanding the foregoing, the Company shall be entitled to assign this Agreement without the Employee’s consent to any Affiliate of the Company on written notice to the Employee, provided there is no material change to the Employee’s terms of employment. The Affiliate shall assume liability, jointly and severally with the Company, for the performance by the Company of its obligations under this Agreement. The Company shall remain jointly and severally liable to the Employee with such Affiliate.

c)	Benefit Binding. This Agreement shall enure to the benefit of, shall be binding upon, and shall be enforceable by the Employee’s legal representatives, successors, and assigns. If the Employee dies while any amounts are still payable to the Employee under this Agreement all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such successors, assigns and legal representatives.

6)	Arbitration. The Parties agree that any and all disputes that they have with one another which arise out of the Employee’s employment or under the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this Agreement, the Employee’s employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state, or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Employee’s employment with the Company or its termination. The only claims not covered by this Section 6 are claims for benefits under the workers’ compensation laws or claims for unemployment insurance benefits, which will be resolved pursuant to those laws, or the Company’s rights pursuant to Section 3(f), which may be enforced by any court of competent jurisdiction. Binding arbitration shall be conducted in New York, New York in accordance with the rules and regulations of the American Arbitration Association. Each Party will bear one half of the costs of the arbitration filing and hearing fees and the fees of the arbitrator. The Employee understands and agrees that the arbitration shall be in lieu of any civil litigation, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

7)	Miscellaneous.

a)	Applicable Laws and Forum. This Agreement and the engagement of the Employee shall be governed, interpreted, construed and enforced according to the laws of the State of New York and the laws of the United States of America applicable therein, without reference to their conflict of laws principles. The Parties agree that any non-arbitrable proceeding arising out of this Agreement or the Employee’s employment with the Company shall be brought exclusively in the courts of the City and County of New York, New York, or, to the extent that such claims are properly before a Federal Court, in the Southern District of New York. Notwithstanding the foregoing, either the Company or the Employee may enforce any post-employment obligation of the other under this Agreement in any court of competent jurisdiction.

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b)	Code Section 409A Compliance. To the extent amounts or benefits that become payable under this Agreement on account of Employee’s termination of employment (other than by reason of Employee’s death) constitute a distribution under a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (“Deferred Compensation”), Employee’s termination of employment shall be deemed to occur on the date that Employee incurs a “separation from Service” with Company within the meaning of Treasury Regulation Section 1.409A-1(h). If at the time of Employee’s separation from service, Employee is a “specified Executive” (within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i)), the payment of such Deferred Compensation shall commence on the first business day of the seventh month following Employee’s separation from Service and Company shall then pay Employee, without interest, all such Deferred Compensation that would have otherwise been paid under this Agreement during the first six months following Employee’s separation from service had Employee not been a specified Executive. Thereafter, Company shall pay Employee any remaining unpaid Deferred Compensation in accordance with this Agreement as if there had not been a six-month delay imposed by this paragraph. If any expense reimbursement by Employee under this Agreement is determined to be Deferred Compensation, then the reimbursement shall be made to Employee as soon as practicable after submission for the reimbursement, but no later than December 31 of the year following the year during which such expense was incurred. Any reimbursement amount provided in one (1) year shall not affect the amount eligible for reimbursement in another year and the right to such reimbursement shall not be subject to liquidation or exchange for another benefit. In addition, if any provision of this Agreement would subject Employee to any additional tax or interest under Code Section 409A, then Company shall reform such provision; provided that Company shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting Employee to such additional tax or interest and (ii) not incur any additional compensation expense as a result of such reformation.

c)	Indemnity. To the extent that it is lawfully able to do so, the Company agrees to indemnify and hold harmless the Employee from and against any losses, costs, claims and liabilities which the Employee may suffer or incur by reason of any matter or thing which the Employee may properly do or have done or cause to be done as an Employee, officer or director of the Company, including in respect of all costs, charges and expenses (including any amounts paid to settle any actions or satisfy any judgment) reasonably incurred by the Employee in respect of any civil, criminal or administrative action or proceeding to which Employee is made a party by reason of being or having been an Employee, director or officer of the Company if:

i)	The Employee acted honestly and in good faith with a view to the best interests of the Company; and

ii)	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Employee had reasonable grounds for believing that Employee’s conduct was lawful.

d)	Entire Agreement. This Agreement represents the entire Agreement between the Employee and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof. This Agreement may only be amended or modified in writing signed by the parties.

e)	Notices. Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage prepaid and addressed to the party for whom it is intended at the party’s address above or to such other address as the party may specify in writing to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then, if sent and to be delivered within the United States, on the third business day following the date of mailing thereof or, if sent from or to a location outside the United States, on the fifth business day, provided that if there shall be at the time of mailing or within the applicable period for deemed delivery thereof a strike, slowdown, or other labour dispute which might affect delivery of notice by mail, then the notice shall only be effective if actually delivered.

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f)	Waiver. The waiver by the Employee or by the Company of a breach of any provision of this Agreement by the Company or by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Employee.

g)	Rights and Remedies. The rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law and in equity. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect, or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

h)	Severability. In the event any provision of this Agreement is determined to be void or unenforceable for any reason, such portion shall be severed, and such invalidity shall not affect the balance of the terms of this Agreement. The Employee’s obligations under this Agreement following cessation of employment shall remain in effect notwithstanding any alleged or actual breach by the Company of any obligations to the Employee.

i)	Further Assurances. Each of the Parties hereto shall from time to time at the request of any of the other parties hereto and without further consideration, execute and deliver all such other additional assignments, transfers, instruments, notices, releases and other documents and shall do all such other acts and things as may be necessary or desirable to assure more fully the consummation of the transactions contemplated hereby.

j)	Interpretation. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of the United States of America. Headings are included in this Agreement for convenience of reference only and do not form part of this Agreement. Except as the context requires, the word “including” is not meant to be limiting (whether or not used with phrases such as “without limitation” or “but not limited to”) and the word “or” is not meant to imply an exclusive relationship between the matters being connected.

k)	Counterparts. This Agreement may be executed in two or more counterparts, including by way of facsimile or other electronic transmission, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

GO GREEN GLOBAL TECHNOLOGIES CORP.

/s/ Danny G. Bishop

Signature

Danny G. Bishop, CEO

Print Name, Title

MICHAEL TAVOLACCI

/s/ Mike Tavolacci

Signature

Mike Tavolacci

Print Name, Title

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SCHEDULE A

TO EMPLOYEE EMPLOYMENT AGREEMENT

Section & Provision
1(a) Effective Date	“Effective Date” of Agreement shall mean November 1, 2024
1(b) Position	Director of Commercial Strategy
1(c) Duties

Objectives

•         Be responsible for leading the successful launch and commercialization of new products;

•         Manage the company’s sales force and ensure that sales and marketing operations interact seamlessly to enable employees to accomplish established goals;

•         Conduct market research and analysis to create detailed business plans on commercial opportunities (expansion, business development, etc.);

•         Develop and implement integrated marketing strategies to support sales and marketing operations and ensure sales goals are met; and

•         Bridge the gap between product development, marketing, sales, and manufacturing to ensure a cohesive strategy for market penetration and revenue generation.

Responsibilities

•         Develop and implement commercial strategies according to company goals and objectives aiming to accelerate growth;

•         Conduct market research and analysis to create detailed business plans on commercial opportunities (expansion, business development etc.);

•         Understand the requirements of existing customers to ensure their needs are being met;

•         Act to acquire new customers and manage client relationships (new and existing);

•         Collaborate with and coordinate diverse teams (marketing, sales, customer service etc.);

•         Build and maintain profitable partnerships with key stakeholders;

•         Monitor performance of commercial activities using key metrics and prepare reports for senior management; and

•         Assist in setting financial targets and budget development and monitoring.

1(d) Reporting	Corrine Couch - COO

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Section & Provision
1(e) Other Activities	Owner and operator of The Heating and Cooling Company, LLC based in Norwalk, CT
1(f) Disclosed Investments and Offices
1(h) Office Location	22 Kenosia Ave Unit 9 Danbury, CT 06810
2(a) Compensation

Compensation will be calculated on a revenue share basis as follows and shall be paid on a quarterly basis within fifteen (15) business days of the close of each fiscal quarter:

Wholesale Sales – [***]% of gross revenues from the Company’s wholesale sales;

Retail Sales – [***]% of gross revenues from the Company’s retail sales.

2(b) Benefits	The Employee may be entitled to participate in benefit plans as determined by Company.
2(c) Bonuses

Employee shall receive the following bonuses, predicated on the earning of gross sales, not upon the receipt thereof:

$1m in gross sales – 250,000 shares of GOGR restricted common stock

$3m in gross sales – 500,000 shares of GOGR restricted common stock

$5m in gross sales – 1,000,000 shares of GOGR restricted common stock

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Section & Provision
2(d) Initial Stock Grant	The Company shall grant the Employee up to two million three hundred seventy-five thousand (2,375,000) restricted common shares of the capital stock of the Company (the “Stock”). Unless otherwise indicated in the Company’s Employee Equity Plan, the Stock will vest over the course of three (3) years as follows:
	Vesting Date	Proportion of Vested Equity
	Upon execution of this Agreement (the “Equity Grant Date”)	125,000 shares
	3 months from the Equity Grant Date	125,000 shares
	6 months from the Equity Grant Date	125,000 shares
	9 months from the Equity Grant Date	125,000 shares
	12 months from the Equity Grant Date	125,000 shares
	15 months from the Equity Grant Date	125,000 shares

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Section & Provision
4(b)	Twenty-five thousand dollars ($25,000) payable in cash or the Company’s
Severance Payment	restricted common stock at the Employee’s discretion. If the Employee
on No Cause	elects to receive Severance Payment in restricted common stock, such
Termination/Good	stock shall be issued over the remaining Term of the Agreement, as if the
Cause Resignation	termination had not occurred, in equal quarterly installments.
(“Severance
Payment”)
4(d)	One hundred thousand dollars ($100,000) payable in cash or the
Severance Payment	Company’s restricted common stock, at the Employee’s discretion.
on COC Termination
(“COC Severance
Payment”)

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